Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Michael T. Prior
Tuesday, July 29, 2014		Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network, Inc. Reports

Second Quarter and Six Month 2014 Results

Second Quarter Financial Highlights:

•                  Revenues increased 16% to $83.3 million

•                  Adjusted EBITDA was up 24% to $34.9 million

•                  Operating income reached $21.6 million, up 36%

•                  Net income attributable to ATN’s stockholders was $11.5 million, or $0.72 per diluted share

Beverly, MA (July 29, 2014) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI), today reported results for the second quarter and six months ended June 30, 2014. Unless otherwise indicated, the discussion of the Company’s results is focused on its continuing operations, and comparisons are to the same period in the prior year. Results for all periods presented reflect classification of the Company’s U.S. retail wireless business operated under the “Alltel” name as discontinued operations as a result of the completion of the Company’s sale of this business to AT&T Mobility LLC on September 20, 2013.

Second Quarter 2014 Financial Results

“This marked the second consecutive quarter in which we had very strong operating performance driven by exceptional results from our U.S. wireless operations,” said Michael Prior, Chief Executive Officer.  “Our U.S. wireless unit, which is predominantly a wholesale business, achieved year-on-year revenue growth of 41% for the quarter, well exceeding our expectations.  Data volumes were higher than we expected, increasing more than 150% in this year’s first half compared to the same period last year.  This was a result of our capital spending on expansion in capacity, coverage and technologies, as well as the general growth in data volumes that the industry is experiencing.  We expect to see modest year-on-year revenue growth in our domestic wireless operations in the second half of the year, based on our traffic forecast and anticipated rate declines.  We believe this business is positioned well for opportunities to further enhance value over the longer term.

“In other areas, our international wireless business generated 3% year-on-year revenue growth due to modest wireless revenue growth. Our larger international markets were relatively flat, while some of our smaller markets continued to produce significant retail market share gains.  The wireline segment also produced modest revenue growth and we expect our domestic wireline business to continue to show improvement in future periods now that our major network fiber builds are complete.

“Second quarter profitability gains were driven by the significant revenue growth of our domestic wireless operations,” Mr. Prior added.  “The capital spending commitment made last year and continuing into 2014 to further expand and upgrade our networks has enabled us to capture growing data traffic volume, and we are pleased with the early returns that we are seeing on these investments.  Additionally, our substantial balance sheet capacity and positive operating cash flow provide the resources to support our organic growth and act upon acquisition or other investment opportunities that have the potential to create long-term value for our shareholders.”

Second quarter revenues were $83.3 million, 16% above the $71.6 million reported for the second quarter of 2013.  Adjusted EBITDA(1) for the 2014 second quarter was $34.9 million, a 24% increase over the $28.1 million reported for the 2013 second quarter. Operating income was $21.6 million, up 36% compared to last year’s $15.9 million.  Net income from continuing operations attributable to ATN’s stockholders was $11.5 million or $0.72 per diluted share, significantly ahead of the $6.4 million or $0.40 per diluted share reported in last year’s second quarter.

Six Month 2014 Financial Results

Six month revenues were $158.4 million, 16% above the $136.5 million reported for the same period in 2013.  Adjusted EBITDA was $63.1 million, up 23% from $51.2 million in the prior year period; operating income increased 35% to $37.9 million; and net income from continuing operations attributable to ATN’s stockholders was $19.4 million, or $1.21 per diluted share, as compared with $11.2 million, or $0.71 per diluted share, in the first six months of the prior year.

Second Quarter 2014 Operating Highlights

U.S. Wireless

U.S. wireless revenues primarily consist of voice and data revenues from the Company’s wholesale roaming operations.  Total revenues from the U.S. wireless business were $37.5 million in the second quarter of 2014, an increase of 41% from the $26.6 million reported in the second quarter of 2013.  This strong revenue performance was driven by increased data traffic across the Company’s expanded domestic wireless network.  Wholesale data prices are expected to decline later in 2014, which should result in a significantly lower rate of year-on-year revenue growth in coming quarters, even as data traffic and our network reach and capacity continue to grow.  Data revenues accounted for 70% of U.S. wireless revenues in the 2014 second quarter, compared to 49% in the similar year-ago period.  The Company ended the second quarter with 654 wholesale-only base stations in service compared to 572 at the end of last year’s second quarter.

International Wireless

International wireless revenues include retail and wholesale voice and data wireless revenues from international operations in Bermuda and the Caribbean. International wireless revenues were $22.4 million, an increase of 3% over the $21.8 million reported in the second quarter of 2013, due to retail revenue growth in Guyana and in the Company’s Island Wireless segment. This growth was offset in part by lower wholesale roaming revenues in many of our Island properties resulting from anticipated rate declines. We expect wholesale revenues to continue to decline in our international markets over time, while retail revenues continue to grow.

Wireline

Wireline revenues are generated by the Company’s wireline operations in Guyana, including international telephone calls into and out of that country, by its integrated voice and data and wholesale transport operations in New England and New York State, and by its U.S. based wholesale long-distance voice services. Wireline revenues were $21.3 million, a 2% increase from the $20.9 million reported in the second quarter of 2013.  The increase was primarily a result of higher wholesale long-distance voice service revenue, as well as increased domestic wholesale transport operations.  Consistent with the trend of the past few quarters, in Guyana, increased data revenue was offset by declines in local and international voice revenue. Lower international voice revenue in Guyana coupled with increased operating expenses caused a significant year-on-year decline in Adjusted EBITDA in our International Integrated Telephony segment in the second quarter.

(1)  See Table 4 for reconciliation of Net Income to Adjusted EBITDA.

Reportable Operating Segments

The Company has four reportable segments: (i) U.S. Wireless; (ii) International Integrated Telephony, which operates in Guyana; (iii) Island Wireless, which generates its revenues and has its assets located in Bermuda and the Caribbean (including the U.S. Virgin Islands); and (iv) U.S. Wireline.  Financial data on our reportable operating segments for the three months ended June 30, 2014 and 2013 are as follows (in thousands):

For the three months ending June 30, 2014:

	U.S. Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items (2)	Total

Total Revenue	$37,815	$21,397	$17,305	$6,752	$—	$83,269
Adjusted EBITDA	26,104	8,994	5,159	220	(5,594)	34,883
Operating Income (Loss)	22,651	4,594	2,552	(966)	(7,224)	21,607

For the three months ending June 30, 2013:

	U.S. Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items (2)	Total

Total Revenue	$26,844	$22,208	$16,962	$5,612	$—	$71,626
Adjusted EBITDA	16,931	10,770	4,861	670	(5,130)	28,102
Operating Income (Loss)	12,934	6,235	2,301	(124)	(5,439)	15,907

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at June 30, 2014 were $348.8 million.  In addition, the Company holds $58.8 million of restricted cash primarily related to proceeds from the sale of Alltel which are being held in an indemnity escrow as of June 30, 2014.  Net cash provided by operating activities of continuing operations was $15.3 million for the first six months of 2014, which was impacted by $37.0 million in cash paid for income taxes, primarily related to the gain on the sale of Alltel.  Capital expenditures were $25.1 million in the first six months of 2014.  The Company expects full year 2014 capital expenditures in the range of $60.0 million to $65.0 million.

Conference Call Information

Atlantic Tele-Network will host a conference call on Wednesday, July 30, 2014 at 9:30 a.m. Eastern Time (ET) to discuss its 2014 second quarter results. The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: (877) 734-4582 and International: (678) 905-9376, conference ID 76078362. A replay of the call will be available at ir.atni.com beginning at 1:00 p.m. (ET) on Wednesday, July 30, 2014.

(2)  Reconciling items are comprised of corporate general and administrative costs and transaction-related charges

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean. Through our operating subsidiaries, we provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services and are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the competitive environment in our key markets, demand for our services and industry trends; the outcome of regulatory matters; the pace of our network expansion and improvement, including our level of estimated future capital expenditures and our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1)  the general performance of our operations, including operating margins, revenues, and the future growth and retention of our subscriber base; (2) government regulation of our businesses, which may impact our FCC and other telecommunications licenses; (3) economic, political and other risks facing our foreign operations; (4) our ability to maintain favorable roaming arrangements; (5) our ability to efficiently and cost-effectively upgrade our networks and IT platforms to address rapid and significant technological changes in the telecommunications industry; (6) the loss of or our inability to recruit skilled personnel in our various jurisdictions, including key members of management; (7) our ability to find investment or acquisition or disposition opportunities that fit our strategic goals for the Company; (8) increased competition; (9) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (10) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (11) the occurrence of severe weather and natural catastrophes; (12) our continued access to capital and credit markets; and (13) our ability to realize the value that we believe exists in our businesses. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 17, 2014 and the other reports we file from time to time with the SEC. The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures. Specifically, ATN has presented an Adjusted EBITDA measure. Adjusted EBITDA is defined as net income attributable to ATN stockholders before income from discontinued operations, gain on disposal of discontinued operations, interest, taxes, depreciation and amortization, transaction-related charges, impairment of intangible assets, gain on disposition of long-lived assets, other income or expense, and net income attributable to non-controlling interests. The Company believes that the inclusion of this non-GAAP financial measure helps investors to gain a meaningful understanding of the Company’s core operating results and enhance comparing such performance with prior periods. ATN’s management uses this non-GAAP measure, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measure included in this news release is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of the non-GAAP financial measure used in this news release to the most directly comparable GAAP financial measure is set forth in the text of, and the accompanying tables to, this press release.

Table 1

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	June 30,	December 31,
	2014	2013
Assets:
Cash and cash equivalents	$348,804	$356,607
Restricted cash	58,794	39,000
Assets of discontinued operations	169	4,748
Other current assets	76,281	71,648

Total current assets	484,048	472,003

Long-term restricted cash	—	39,000
Property, plant and equipment, net	253,027	254,632
Goodwill and other intangible assets, net	87,442	86,988
Other assets	6,247	7,096

Total assets	$830,764	$859,719

Liabilities and Stockholders’ Equity:
Accrued taxes	$6,441	$36,081
Liabilities of discontinued operations	3,353	11,187
Other current liabilities	67,286	73,805

Total current liabilities	77,080	121,073

Deferred income taxes	25,428	26,007
Other long-term liabilities	16,655	12,784

Total long-term liabilities	42,083	38,791

Total liabilities	119,163	159,864

Total Atlantic Tele-Network, Inc.’s stockholders’ equity	655,789	643,330
Non-controlling interests	55,812	56,525

Total equity	711,601	699,855

Total liabilities and stockholders’ equity	$830,764	$859,719

Table 2

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013 (a)	2014	2013 (a)

Revenues:
U.S. wireless	$37,456	$26,589	$65,848	$47,802
International wireless	22,422	21,837	45,570	43,267
Wireline	21,283	20,877	42,813	41,441
Equipment and other	2,108	2,323	4,212	3,948
Total revenue	83,269	71,626	158,443	136,458

Operating expenses:
Termination and access fees	16,231	13,601	32,093	26,656
Engineering and operations	9,521	9,182	19,151	18,840
Sales, marketing and customer service	4,926	4,787	9,946	9,276
Equipment expense	3,273	2,834	5,988	5,501
General and administrative	14,435	13,120	28,133	25,029
Transaction-related charges	346	—	367	63
Depreciation and amortization	12,930	12,195	24,910	24,183
Gain on disposal of long-lived assets	—	—	—	(1,076)
Total operating expenses	61,662	55,719	120,588	108,472

Operating income	21,607	15,907	37,855	27,986

Other income (expense):
Interest expense, net	(20)	(2,722)	(207)	(4,986)
Other income (expense)	73	13	(36)	27
Other income (expense), net	53	(2,709)	(243)	(4,959)

Income from continuing operations before income taxes	21,660	13,198	37,612	23,027
Income tax expense	7,338	4,868	12,890	8,813

Income from continuing operations	14,322	8,330	24,722	14,214

Income from discontinued operations, net of tax	—	3,091	—	7,125

Net income	14,322	11,421	24,722	21,339

Net income attributable to non-controlling interests, net of tax:
Continuing operations	(2,809)	(1,934)	(5,368)	(2,989)
Discontinued operations	—	(630)	—	(717)
Net income attributable to non-controlling interests, net	(2,809)	(2,564)	(5,368)	(3,706)

Net income attributable to Atlantic Tele-Network, Inc. stockholders	$11,513	$8,857	$19,354	$17,633

Basic net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholders:
Income from continuing operations	$0.72	$0.41	$1.22	$0.72
Income from discontinued operations	—	0.16	—	0.41
Net income	$0.72	$0.57	$1.22	$1.13

Diluted net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholders:
Income from continuing operations	$0.72	$0.40	$1.21	$0.71
Income from discontinued operations	—	0.16	—	0.41
Net income	$0.72	$0.56	$1.21	$1.12

Weighted average common shares outstanding:
Basic	15,915	15,706	15,873	15,647
Diluted	16,023	15,821	15,986	15,756

a)    All previously reported amounts have been reclassified to reflect the Company’s Alltel business as a discontinued operation

Table 3

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Six Months Ended June 30,
	2014	2013

Net income	$24,722	$21,339
Income from discontinued operations	—	(7,125)
Depreciation and amortization	24,910	24,183
Gain on disposal of long-lived assets	—	(1,076)
Change in prepaid and accrued taxes	(23,952)	(24,028)
Change in other operating assets and liabilities	(13,056)	(3,947)
Other non-cash activity	2,683	3,172

Net cash provided by operating activities of continuing operations	15,307	12,518
Net cash provided by (used in) operating activities of discontinued operations	(3,255)	22,917
Net cash provided by operating activities	12,052	35,435

Capital expenditures, net	(25,104)	(39,696)
Proceeds from disposition of long-lived assets	1,371	1,500
Change in restricted cash	19,206	—

Net cash used in investing activities of continuing operations	(4,527)	(38,196)
Net cash used in investing activities of discontinued operations	—	(12,487)
Net cash used in investing activities	(4,527)	(50,683)

Dividends paid on common stock	(8,574)	(3,919)
Distributions to non-controlling interests	(6,081)	(1,624)
Other	(673)	(3,480)

Net cash used in financing activities of continuing operations	(15,328)	(9,023)
Net cash used in financing activities of discontinued operations	—	(938)
Net cash used in financing activities	(15,328)	(9,961)

Net change in cash and cash equivalents	(7,803)	(25,209)

Cash and cash equivalents, beginning of period	356,607	136,647

Cash and cash equivalents, end of period	$348,804	$111,438

Cash paid for income taxes	$36,976	$35,083

Table 4

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income to Adjusted EBITDA for the Three Months Ended June 30, 2013 and 2014

Three Months Ended June 30, 2013

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders						$8,857
Net income attributable to non-controlling interests, net of tax						2,564
Income from discontinued operations, net of tax						(3,091)
Income tax expense						4,868
Other income						(13)
Interest expense, net						2,722
Operating income (loss)	$12,934	$6,235	$2,301	$(124)	$(5,439)	$15,907
Depreciation and amortization	3,997	4,535	2,560	794	309	12,195
Adjusted EBITDA	$16,931	$10,770	$4,861	$670	$(5,130)	$28,102

Three Months Ended June 30, 2014

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders						$11,513
Net income attributable to non-controlling interests, net of tax						2,809
Income tax expense						7,338
Other income						(73)
Interest expense, net						20
Operating income (loss)	$22,651	$4,594	$2,552	$(966)	$(7,224)	$21,607
Depreciation and amortization	3,453	4,400	2,607	1,186	1,284	12,930
Transaction-related charges	—	—	—	—	346	346
Adjusted EBITDA	$26,104	$8,994	$5,159	$220	$(5,594)	$34,883

Reconciliation of Net Income to Adjusted EBITDA for the Six Months Ended June 30, 2013 and 2014

Six Months Ended June 30, 2013

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders						$17,633
Net income attributable to non-controlling interests, net of tax						3,706
Income from discontinued operations, net of tax						(7,125)
Income tax expense						8,813
Other income						(27)
Interest expense, net						4,986
Operating income (loss)	$22,179	$12,568	$3,935	$(532)	$(10,164)	$27,986
Depreciation and amortization	8,080	8,925	5,155	1,436	587	24,183
Transaction-related charges	—	—	—	—	63	63
Gain on disposal of long-lived assets	(1,076)	—	—	—	—	(1,076)
Adjusted EBITDA	$29,183	$21,493	$9,090	$904	$(9,514)	$51,156

Six Months Ended June 30, 2014

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders						$19,354
Net income attributable to non-controlling interests, net of tax						5,368
Income tax expense						12,890
Other expense						36
Interest expense, net						207
Operating income (loss)	$36,240	$10,229	$5,978	$(2,040)	$(12,552)	$37,855
Depreciation and amortization	6,756	8,713	5,215	2,327	1,899	24,910
Transaction-related charges	—	—	—	—	367	367
Adjusted EBITDA	$42,996	$18,942	$11,193	$287	$(10,286)	$63,132